Exhibit 10.41
TAX INDEMNITY AGREEMENT
     This Amended and Restated Tax Indemnity Agreement (this “Agreement"') is made as of this 16th day of December 2010 by and between Vanda Pharmaceuticals Inc. (the “Company”) and Mihael H. Polymeropoulos (the “Executive"').
     WHEREAS, the Compensation Committee of the Company’s Board of Directors has determined that the Company should enter into amended and restated tax indemnity agreements with certain of its executives to reimburse certain excise taxes, interest and penalties they may be obligated to pay in connection with a change of control of the Company, so that the Company may preserve the financial incentives the Company created by granting stock options to those executives, and so that the Company may also continue to provide motivation for those executives to stay with the Company and act in its best interests.
     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed to, the parties hereto agree as follows:
     1. Gross-Up Payment. If it is determined that any payment or distribution of any type to the Executive or for his benefit by the Company, any of its affiliates, any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder) or any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax and any such interest or penalties are collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount calculated to ensure that after the Executive pays all taxes (and any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.
     2. Determination by Accountant. All determinations and calculations required to be made under this Agreement shall be made by an independent accounting firm selected by the Executive from among the largest five accounting firms in the United States (the “Accounting Firm”). For purposes of making the calculations required by this Agreement, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Agreement. The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, to the Executive and the Company within five days after the Executive or the Company made a request (if the Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the

Executive with a written statement that it has concluded that no Excise Tax is payable (including the reasons therefor) and that the Executive has substantial authority not to report any Excise Tax on his federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid to the Executive within five days after the Determination has been delivered to him or the Company, but in any event prior to the close of the calendar year next following the calendar year in which the Excise tax was paid. Any determination by the Accounting Firm shall be binding upon the Company and the Executive, absent manifest error.
     3. Over- and Underpayments. As a result of uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made (''Underpayment”) or that Gross-Up Payments will have been made by the Company that should not have been made (“Overpayment”). In either event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the Company shall promptly pay the amount of such Underpayment to the Executive or for his benefit, hi the case of an Overpayment, the Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment, provided, however, that (i) the Executive shall in no event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that the Executive has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of paragraph 1 above, which is to make the Executive whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Executive’s repaying to the Company an amount that is less than the Overpayment.
     4. Limitation on Parachute Payments. Any other provision of this Agreement notwithstanding, if the Excise Tax could be avoided by reducing the Total Payments by $25,000 or less, then the Total Payments shall be reduced to the extent necessary to avoid the Excise Tax and no Gross-Up Payment shall be made. If the Accounting Firm determines that the Total Payments are to be reduced under the preceding sentence, then the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof. If none of the Total Payments are subject to section 409A of the Code, then the reduction will occur in the manner elected by the Executive prior to the date of any such payment; provided, however, that if the manner elected by the Executive pursuant to this sentence could in the opinion of the Company result in any of the Total Payments becoming subject to section 409A of the Code, then the following sentence will instead apply. If any of the Total Payments is subject to section 409A of the Code, or the Executive fails to elect an order under the preceding sentence, then the reduction will occur in the following order: (i) cancellation of acceleration of vesting of any equity or equity-based awards (including options to purchase shares of the Company’s stock) for which the exercise price (if any) exceeds the then-fair market value of the underlying stock or other equity; (ii) reduction of cash payments (with such reduction being applied to the payments in the reverse order in which they would otherwise be made (that is, later payments will be reduced before earlier payments); and (iii) cancellation of acceleration of vesting of equity or equity-based awards not covered under (i) above; provided, however, that in the event that acceleration of vesting of equity or equity-based awards is to be cancelled, such acceleration of vesting will be cancelled in the reverse order of the date of grant of such awards (that is, later awards will be canceled before earlier awards).
     5. Whole Agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. The Tax Indemnity Agreement entered into as of November 7, 2007, between the Executive and the Company is hereby superseded.
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     IN WITNESS WHEREOF, the Company and the Executive have duly executed this Agreement as of the date first written above.

VANDA PHARMACEUTICALS INC.

/s/ James P Kelly 12/16/10

By:	James P Kelly

Its:	SVP & CFO

EXECUTIVE

/s/ Mihael H. Polymeropoulos 12/16/10

Mihael H. Polymeropoulos